Exhibit 99.1

FOR IMMEDIATE RELEASE:

GAIN Capital Prices $80 Million of Convertible Senior Notes Due 2022

Bedminster, New Jersey, August 17, 2017 — GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN Capital”) announced today the pricing of its offering of $80 million aggregate principal amount of 5.00% Convertible Senior Notes due 2022 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). GAIN Capital also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $12 million aggregate principal amount of notes solely to cover over-allotments, if any. The sale of the notes is expected to close on August 22, 2017, subject to customary closing conditions.

GAIN Capital expects that the net proceeds from the offering will be approximately $77.4 million, or $89.0 million if the initial purchasers exercise the option to purchase additional notes in full, after deducting discounts to the initial purchasers but prior to taking into account any estimated offering expenses payable by GAIN Capital.

GAIN Capital has agreed to repurchase approximately $14.5 million of its common stock from purchasers of notes in the offering in privately negotiated transactions effected through J.P. Morgan concurrently with the closing of the offering, which repurchases may be made using a portion of the net proceeds of the offering, amounts drawn under GAIN Capital’s existing credit agreement or other cash on hand or any combination thereof. The purchase price per share of GAIN Capital common stock repurchased by GAIN Capital equals the closing price per share of its common stock on August 16, 2017, which was $6.83 per share. These repurchases could increase, or prevent a decrease in, the market price of GAIN Capital common stock or the notes and could result in a higher effective conversion price for the notes.

GAIN Capital intends to use a portion of the net proceeds of the offering to repay outstanding indebtedness and the balance for general corporate purposes, which may include strategic acquisitions and share repurchases.

The notes will be unsecured, senior obligations of GAIN Capital and will bear interest at a fixed rate of 5.00% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2018. The notes will be convertible at the option of holders prior to the close of business on the business day immediately preceding April 15, 2022 only upon the occurrence of specified events or under certain circumstances. Thereafter, until the close of business on the business day immediately preceding the maturity date of August 15, 2022, the notes will be convertible at any time. Conversions of the notes will be settled by the delivery and/or payment, as the case may be, of GAIN Capital common stock, cash, or a combination thereof, at GAIN Capital’s election. The conversion rate will initially be 122.0107 shares of GAIN Capital’s common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $8.20 per share of GAIN Capital common stock). The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest.

If GAIN Capital undergoes a fundamental change (as defined in the indenture governing the notes), holders may require GAIN Capital to repurchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, if a make-whole fundamental change (as defined in the indenture governing the notes) occurs, GAIN Capital may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such make-whole fundamental change by a specified number of shares of its common stock.

J.P. Morgan and Jefferies acted as joint book-running managers of the offering.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About GAIN Capital

GAIN Capital provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.

Forward Looking Statements

This press release includes forward-looking statements regarding GAIN Capital’s financing plans, including statements related to GAIN Capital’s offering of the notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to market and other general economic conditions, whether GAIN Capital will be able to satisfy the conditions required to close the sale of the notes and the anticipated use of the net proceeds from the sale of the notes. GAIN Capital’s forward-looking statements also involve assumptions that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital's annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 15, 2017, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. As a result, you are cautioned not to rely on these forward-looking statements. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 (908) 731-0737
ir@gaincapital.com

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